     As filed with the Securities and Exchange Commission on April 5, 1996
                                                    Registration No. 333-
==============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                       --------------------------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                       --------------------------------

                              NORWEST CORPORATION
            (Exact name of registrant as specified in its charter)

           Delaware                                             41-0449260
(State or other jurisdiction of                              (I.R.S. Employer
 incorporation or organization)                            Identification No.)

                                Norwest Center
                              Sixth and Marquette
                       Minneapolis, Minnesota 55479-1000
                                  612-667-1234
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                       --------------------------------

                               Stanley S. Stroup
                 Executive Vice President and General Counsel
                              Norwest Corporation
                                Norwest Center
                              Sixth and Marquette
                      Minneapolis, Minnesota  55479-1026
                                 612-667-8858
               (Name, address, including zip code, and telephone
              number, including area code, of agent for service)

                                  Copies to:
                               Mary E. Schaffner
                              Norwest Corporation
                                Norwest Center
                              Sixth and Marquette
                       Minneapolis, Minnesota 55479-1026

     Approximate date of commencement of proposed sale of the securities to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

                        CALCULATION OF REGISTRATION FEE

==================================================================================================
Title of Securities                Amount    Proposed Maximum   Proposed Maximum       Amount of
       to be                       to be      Offering Price        Aggregate        Registration
    Registered                   Registered     Per Share        Offering Price         Fee
- --------------------------------------------------------------------------------------------------
Common Stock (par value $1-2/3    394,995       $37.125         $14,664,189.38(2)     $5,056.70
 per share)(1)                    Shares
==================================================================================================

(1) Each share of the registrant's common stock includes one preferred share purchase right.

(2) Estimated solely for the purpose of calculating the registration fee and computed pursuant to Rule 457(c).

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                       --------------------------------

PROSPECTUS

                              NORWEST CORPORATION

                               394,995 SHARES OF
                                 COMMON STOCK
                              (PAR VALUE $1-2/3)


     This Prospectus pertains to an offering from time to time of 394,995 shares of Common Stock (par value $1 2/3) (the "Common Stock") of Norwest Corporation ("Norwest") held by stockholders (the "Selling Stockholders") who received the shares in exchange for shares of Parker Bankshares, Incorporated, a corporation formed under the laws of the State of Colorado ("PBI"), the parent bank holding company of The First National Bank of Parker, a banking corporation formed under the laws of the State of Colorado (the "Bank") in connection with the acquisition of PBI and the Bank on February 28, 1995. See "SELLING STOCKHOLDERS." Norwest will not receive any proceeds from the sale of the shares of Common Stock covered by this Prospectus. Norwest has agreed to pay certain registration expenses in connection with this offering (excluding brokerage commissions) estimated at approximately $21,000.

     The distribution and sale of the shares offered hereby is subject to the provisions of an Investment Agreement dated as of February 24, 1995 among Norwest and the Selling Stockholders (collectively, the "Investment Agreement"). The Investment Agreement requires, among other things, that any distribution of the shares (defined as a "Transfer" in the Investment Agreement) to the public be made in an "ordinary trading transaction." An "ordinary trading transaction" is defined in the Investment Agreement as a sale of the shares on a nationally-recognized securities exchange using the services of a broker-dealer registered in the state where the Transfer is to occur, and without the use of special selling efforts or methods. The Investment Agreement further prohibits any distribution of the shares by means of an option or other derivative securities transaction, whether or not effected on an option or other securities exchange. The Investment Agreement also sets forth transfer requirements with respect to the transfer of the shares of Common Stock offered hereby, including a requirement that a Selling Stockholder provide to Norwest prior notice of any proposed transfer of the shares and in certain cases, an opinion of counsel. Subject to the terms of the Investment Agreement, the distribution of the shares by the Selling Stockholders may be effected from time to time, in one or more transactions on the New York Stock Exchange or otherwise, in special offerings, exchange distributions or secondary distributions pursuant to and in accordance with the rules of the New York Stock Exchange, in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Selling Stockholders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from Selling Stockholders, and/or purchasers of shares for whom they may act as agent (which compensation may be in excess of customary commissions). See "SELLING STOCKHOLDERS--Investment Agreement" and "PLAN of DISTRIBUTION."

     The Common Stock is traded on the New York Stock Exchange and on the Chicago Stock Exchange under the symbol NOB. On April 1, 1996, the closing price for the Common Stock on the New York Stock Exchange was $37.125.


                        PROSPECTUS DATED APRIL __, 1996

     As a bank holding company, Norwest is subject to regulation under various federal banking laws. See "CERTAIN REGULATORY CONSIDERATIONS."


           NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE
       ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN
                  OR MADE, SUCH INFORMATION OR SHOULD NOT BE
            RELIED UPON AS HAVING BEEN AUTHORIZED BY NORWEST. THIS
            PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A
         SOLICITATION OF AN OFFER TO PURCHASE, NORWEST'S COMMON STOCK
               OFFERED BY THIS PROSPECTUS IN ANY TO OR FROM ANY
        PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER
       OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY
                OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY
         CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO
           CHANGE IN THE AFFAIRS OF NORWEST SINCE THE DATE OF THIS
                                  PROSPECTUS.

           THE SHARES OF NORWEST'S COMMON STOCK OFFERED HEREBY ARE
       NOT SAVINGS ACCOUNTS, DEPOSITS, OR OTHER OBLIGATIONS OF ANY BANK
         OR NONBANK SUBSIDIARY OF NORWEST AND ARE NOT INSURED BY THE
                    FEDERAL DEPOSIT INSURANCE CORPORATION,
                       OR ANY OTHER GOVERNMENTAL AGENCY.

                           -------------------------

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
        COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
         ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                         ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           -------------------------

                               TABLE OF CONTENTS


Available Information...............  1  Plan of Distribution...........  12
Incorporation of Certain Documents..     Description of Common Stock and
   by Reference.....................  1  Certain Rights.................  12
Norwest Corporation.................  2  Legal Opinion..................  16
Certain Regulatory Matters..........  2  Experts........................  16
Selling Stockholders................  9

                             AVAILABLE INFORMATION

     Norwest is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements, and other information concerning Norwest can be inspected and copied at the Commission's public reference room located at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the public reference facilities in the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. Reports, proxy statements, and other information filed by Norwest with the New York Stock Exchange and the Chicago Stock Exchange may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, and at the offices of the Chicago Stock Exchange, One Financial Place, 440 South LaSalle Street, Chicago, Illinois 60605.

     This Prospectus does not contain all of the information set forth in the Registration Statement on Form S-3 and exhibits thereto (the "Registration Statement") covering the securities offered hereby which Norwest has filed with the Commission. Certain portions of the Registration Statement have been omitted pursuant to the rules and regulations of the Commission. Reference is hereby made to such omitted portions for further information with respect to Norwest and the securities offered hereby.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. DOCUMENTS RELATING TO NORWEST, EXCLUDING EXHIBITS UNLESS SPECIFICALLY INCORPORATED THEREIN, ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST TO LAUREL A. HOLSCHUH, SECRETARY, NORWEST CORPORATION, NORWEST CENTER, SIXTH AND MARQUETTE, MINNEAPOLIS, MINNESOTA 55479-1026, TELEPHONE 612/667-8655.

     The following documents filed with the Commission by Norwest (File No. 1-
2979) are incorporated by reference in, and made a part of, this Prospectus: (i) Annual Report on Form 10-K for the year ended December 31, 1995; and (ii) Current Reports on Form 8-K dated January 17, 1996, February 20, 1996, as amended pursuant to Form 8-K/A, and February 26, 1996.

     All documents filed by Norwest pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the shares offered hereby shall be deemed to be incorporated herein by reference and to be a part hereof from the date of such filing. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

                              NORWEST CORPORATION

     Norwest is a diversified financial services company which was organized under the laws of Delaware in 1929 and is registered under the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act"). Norwest owns subsidiaries engaged in banking and in a variety of related businesses. Norwest provides retail, commercial, and corporate banking services to its customers through banks located in Arizona, Colorado, Illinois, Indiana, Iowa, Minnesota, Montana, Nebraska, Nevada, New Mexico, North Dakota, Ohio, South Dakota, Texas, Wisconsin, and Wyoming. Norwest provides additional financial services to its customers through subsidiaries engaged in various businesses, principally mortgage banking, consumer finance, equipment leasing, agricultural finance, commercial finance, securities brokerage and investment banking, insurance agency services, computer and data processing services, trust services, mortgage-backed securities servicing, and venture capital investment.

     At December 31, 1995, Norwest had consolidated total assets of $72.1 billion, total deposits of $42.0 billion and total stockholders' equity of $5.3 billion. Based on total assets at December 31, 1995, Norwest was the 13th largest commercial banking organization in the United States.

     Norwest regularly explores opportunities for acquisitions of financial institutions and related businesses. Norwest generally does not make a public announcement of an acquisition until a definitive agreement has been signed. Norwest generally provides information concerning the aggregate asset value of, and the aggregate consideration anticipated to be paid for, its pending acquisitions in its annual and quarterly reports filed with the Commission and incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

     Norwest's principal executive offices are located at Norwest Center, Sixth and Marquette, Minneapolis, Minnesota 55479-1000, and its telephone number is 612/667-1234.

     Additional information concerning Norwest is included in the Norwest documents incorporated by reference herein. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

                       CERTAIN REGULATORY CONSIDERATIONS

GENERAL

     As a bank holding company, Norwest is subject to supervision and examination by the Federal Reserve Board. Under the Bank Holding Company Act, a bank holding company generally may not directly or indirectly acquire the ownership or control of more than 5% of the voting securities or all or substantially of the assets of any company, including a bank, without the prior approval of the Federal Reserve Board. In addition, a bank holding company is generally prohibited under the Bank Holding Company Act from engaging in nonbanking activities, subject to certain exceptions. Various proposals are pending before Congress that would allow affiliations between a bank holding company and nonbank entities that are prohibited or restricted under current law. Whether Congress will adopt any of these proposals, and if so in what form, is not known at this time.

     Norwest's banking and savings association subsidiaries are subject to supervision and examination by applicable federal and state banking agencies. The deposits of Norwest's banking subsidiaries are primarily insured by the Bank Insurance Fund; deposits attributable to certain of Norwest's savings associations are insured by the Savings Association Insurance Fund (the "SAIF"). For that reason, such banking subsidiaries are subject to regulation by the FDIC. In addition to the impact of regulation, commercial banks are affected significantly by the actions of the Federal Reserve Board as it attempts to control the money supply and credit availability in order to influence the economy.

DIVIDEND RESTRICTIONS

     Various federal and state statutes and regulations limit the amount of dividends the subsidiary banks can pay to Norwest without regulatory approval. The approval of the OCC is required for any dividend by a national bank if the total of all dividends declared by the bank in any calendar year would exceed the total of its net profits, as defined by regulation, for that year combined with its retained net profits for the preceding two years less any required transfers to surplus or a fund for the retirement of any preferred stock. In addition, a national bank may not pay a dividend in an amount greater than its net profits then on hand after deducting its losses and bad debts. For this purpose, bad debts are defined to include, generally, loans which have matured and are in arrears with respect to interest by six months or more, other than such loans that are well secured and in the process of collection. Under these provisions Norwest's national bank subsidiaries could have declared, as of December 31, 1995, aggregate dividends of at least $274.1 million without obtaining prior regulatory approval and without reducing the capital of the banks below minimum regulatory levels. Norwest also has several state bank subsidiaries that are subject to state regulations limiting dividends; however, the amount of dividends payable by Norwest's state bank subsidiaries, with or without state regulatory approval, would represent an immaterial contribution to Norwest's revenues.

     If, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the bank, could include the payment of dividends), such authority may require, after notice and hearing, that such bank cease and desist from such practice. The Federal Reserve Board, the OCC, and the FDIC have issued policy statements which provide that FDIC-insured banks and bank holding companies should generally pay dividends only out of current operating earnings.

HOLDING COMPANY STRUCTURE

     Norwest is a legal entity separate and distinct from its banking and nonbanking subsidiaries. For that reason, the right of Norwest, and thus the rights of Norwest's creditors, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of such subsidiary, except to the extent that claims of Norwest in its capacity as a creditor may be recognized. The principal sources of Norwest's revenues are dividends and fees from its subsidiaries.

     Norwest's banking subsidiaries are subject to restrictions under federal law which limit the transfer of funds by the subsidiary banks to Norwest and its nonbank subsidiaries, whether in the form of loans, extensions of credit, investments or asset purchases. Such transfers by any subsidiary bank to Norwest or any nonbank subsidiary are limited in amount to 10% of the bank's capital and surplus and, with respect to Norwest and all such nonbank subsidiaries, to an aggregate of 20% of such bank's capital and surplus. Furthermore, such loans and extensions of credit are required to be secured in specified amounts.

     The Federal Reserve Board has a policy to the effect that a bank holding company is expected to act as a source of financial and managerial strength to each of its subsidiary banks and to commit resources to support each such subsidiary bank. This support may be required at times when Norwest may not have the resources to provide it. Any capital loans by Norwest to any of the subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In addition, the Crime Control Act of 1990 provides that in the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

     A depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989 in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to a commonly controlled FDIC-insured depository institution in danger of default. "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a "default" is likely to occur in the absence of regulatory assistance.

     Federal law (12 U.S.C. (S)55) permits the OCC to order the pro rata assessment of stockholders of a national bank whose capital stock has become impaired, by losses or otherwise, to relieve a deficiency in such national bank's capital stock. This statute also provides for the enforcement of any such pro rata assessment of stockholders of such national bank to cover such impairment of capital stock by sale, to the extent necessary, of the capital stock of any assessed stockholder failing to pay the assessment. Similarly, the laws of certain states provide for such assessment and sale with respect to banks chartered by such states. Norwest, as the sole stockholder of most of its subsidiary banks, is subject to such provisions.

ACQUISITIONS

     Effective September 29, 1995, under the provisions of the Reigle-Neal Interstate Banking and Branching Act of 1994 (the "Reigle-Neal Act"), Norwest's banking subsidiaries are permitted to acquire banks located in any state in which the acquiring subsidiary bank is located (an intrastate merger). Effective June 1, 1997, Norwest's banking subsidiaries will be permitted to acquire a bank located in a state other than the state in which the acquiring subsidiary bank is located (an interstate merger) through merger, consolidation or purchase of assets and assumption of liabilities, unless the state in which either of the banks is located has opted out of the interstate banking provisions of the Reigle-Neal Act. An interstate merger may occur before June 1, 1997 if the states in which the merging banks are located have enacted a law authorizing interstate bank mergers.

     All of Norwest's acquisitions of banking institutions and other companies are subject to the prior approval of the Federal Reserve Board and any applicable federal or state regulatory authorities. In addition, under the provisions of the Reigle-Neal Act, bank mergers are subject to deposit concentration limits of 10% nationwide and 30% in any one state, unless it is Norwest's initial entry into the state.

CAPITAL REQUIREMENTS

     Under the Federal Reserve Board's risk-based capital guidelines for bank holding companies, the minimum ratio of total capital to risk-adjusted assets (including certain off-balance sheet items, such as stand-by letters of credit) is 8%. At least half of the total capital is to be comprised of common stockholders' equity, minority interests and noncumulative perpetual preferred stock ("Tier 1 capital"). The remainder ("Tier 2 capital") may consist of hybrid capital instruments, perpetual debt, mandatory convertible debt securities, a limited amount of subordinated debt, other preferred stock, and a limited amount of the allowance for credit losses. The risk-based guidelines also specify that all intangibles, including core deposit intangibles, as well as mortgage servicing rights ("MSRs") and purchased credit card relationships ("PCCRs"), be deducted from Tier 1 capital. The guidelines, however, grandfather identifiable assets (other than MSRs and PCCRs) acquired on or before February 19, 1992 and permit the inclusion of readily marketable MSRs and PCCRs in Tier 1 capital to the extent that (i) MSRs and PCCRs do not collectively exceed 50% of Tier 1 capital and (ii) PCCRs do not exceed 25% of Tier 1 capital. For such purposes, MSRs and PCCRs each are included in Tier 1 capital only up to the lesser of (i) 90% of their fair market value (which must be determined quarterly) and (ii) 100% of the remaining unamortized book value of such assets. The OCC has adopted substantially similar regulations.

     In addition, the Federal Reserve Board's minimum "leverage ratio" (the ratio of Tier 1 capital to quarterly average total assets) guidelines for bank holding companies provide for a minimum leverage ratio of 3% for bank holding companies that meet certain specified criteria, including that they have the highest regulatory rating. All other bank holding companies are required to maintain a leverage ratio of 3% plus an additional cushion of 1% to 2%. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions are expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. Furthermore, the guidelines indicate that the Federal Reserve Board will continue to consider a "tangible Tier 1 leverage ratio" in evaluating proposals for expansion or new activities. The tangible Tier 1 leverage ratio is the ratio of a banking organization's Tier 1 capital, less all intangibles, to total assets, less all intangibles. Each of Norwest's banking subsidiaries is also subject to capital requirements adopted by applicable regulatory agencies that are substantially similar to the foregoing. At December 31, 1995, Norwest's Tier 1 and total capital (the sum of Tier 1 and Tier 2 capital) to risk-adjusted assets ratios were 8.11% and 10.18%, respectively, and Norwest's leverage ratio was 5.65%. Neither Norwest nor any subsidiary bank has been advised by the appropriate federal regulatory agency of any specific leverage ratio applicable to it.

     As a result of a federal law enacted in 1991 that required each federal banking agency to revise its risk-based capital standards to ensure that those standards take adequate account of interest rate risk, concentration of credit risk and the risks of nontraditional activities, each of the federal banking agencies has revised the risk-based capital guidelines described above to take account of concentration of credit risk and risk of nontraditional activities. In addition, the Federal Reserve Board, the FDIC and the OCC recently adopted a new rule that amends, effective September 1, 1995, the capital standards to include explicitly a bank's exposure to declines in the economic value of its capital due to changes in interest rates as a factor to be considered in evaluating a bank's interest rate exposure. Such agencies have issued for comment a joint policy statement that describes the process to be used to measure and assess the exposure of a bank's net economic value to changes in interest rates. These agencies have indicated that in the second step of this regulation process they intend to issue a proposed rule that would propose to establish an explicit minimum capital charge for interest rate risk based on the level of a bank's measured interest rate exposure. The agencies intend to implement the second step after the agencies and the banking industry have had more experience with the proposed supervisory and measurement process. Norwest believes that these recent proposals and revisions to the capital guidelines will not materially impact its operations.

FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF 1991

     In December 1991, Congress enacted the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), which substantially revised the bank regulatory and funding provisions of the Federal Deposit Insurance Act and makes revisions to several other federal banking statutes. Among other things, FDICIA requires the federal banking regulators to take "prompt corrective action" in respect of depository institutions insured by the Federal Deposit Insurance Corporation (the "FDIC") that do not meet minimum capital requirements. FDICIA establishes five capital tiers: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." Under applicable regulations, an FDIC-insured depository institution is defined to be well capitalized if it maintains a leverage ratio of at least 5%, a risk-adjusted Tier 1 capital ratio of at least 6% and a risk-adjusted total capital ratio of at least 10% and is not subject to a directive, order or written agreement to meet and maintain specific capital levels. An insured depository institution is defined to be adequately capitalized if its meets all of its minimum capital requirements as described above. An insured depository institution will be considered undercapitalized if it fails to meet any minimum required measure, significantly undercapitalized if it has a risk-adjusted total capital ratio of less than 6%, risk-adjusted Tier 1 capital ratio of less than 3% or a leverage ratio of less than 3% and critically undercapitalized if it fails to maintain a level of tangible equity equal to at least 2% of total assets. An insured depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

     FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to a wide range of limitations on operations and activities, including growth limitations, and are required to submit a capital restoration plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. In addition, for a capital restoration plan to be acceptable, the depository institution's parent holding company must guarantee that the institution will comply with such capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of (i) an amount equal to 5% of the depository institution's total assets at the time it became undercapitalized and (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to such institution as of the time it fails to comply with the plan. If a depository institution fails to submit an acceptable plan, it is treated as if it were significantly undercapitalized.

     Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. Critically undercapitalized institutions are subject to the appointment of a receiver or conservator.

     FDICIA, as amended by the Reigle Community Development and Regulatory Improvement Act of 1994 enacted on August 22, 1994, directs that each federal banking agency prescribe standards, by regulation or guideline, for depository institutions relating to internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, asset quality, earnings, stock valuation, and such other operational and managerial standards as the agency deems appropriate. The FDIC, in consultation with the other federal banking agencies, has adopted a final rule and guidelines with respect to internal and external audit procedures and internal controls in order to implement those provisions of FDICIA intended to facilitate the early identification of problems in financial management of depository institutions. On July 10, 1995, the federal banking agencies published the final rules implementing three of the safety and soundness standards required by FDICIA, including operational and managerial standards, asset quality and earnings standards, and compensation standards. The impact of such standards on Norwest has not yet been fully determined, but management does not believe it will be material.

     FDICIA also contains a variety of other provisions that may affect the operations of Norwest, including new reporting requirements, revised regulatory standards for real estate lending, "truth in savings" provisions, and the requirement that a depository institution give 90 days' notice to customers and regulatory authorities before closing any branch.

     Under other regulations promulgated under FDICIA a bank cannot accept brokered deposits (that is, deposits obtained through a person engaged in the business of placing deposits with insured depository institutions or with interest rates significantly higher than prevailing market rates) unless (i) it is well capitalized, or (ii) it is adequately capitalized and receives a waiver from the FDIC. A bank that cannot receive brokered deposits also cannot offer "pass-through" insurance on certain employee benefit accounts, unless it provides certain notices to affected depositors. In addition, a bank that is adequately capitalized and that has not received a waiver from the FDIC may not pay an interest rate on any deposits in excess of 75 basis points over certain prevailing market rates. There are no such restrictions on a bank that is well capitalized. At December 31, 1995, all of Norwest's banking subsidiaries were well capitalized and therefore were not subject to these restrictions.

FDIC INSURANCE

     Each BIF member institution pays FDIC insurance premiums based on the institution's annual assessment rate assigned to it by the FDIC. The assessment rate is based on the institution's capitalization risk category and "supervisory subgroup." An institution's capitalization risk category is based on the FDIC's determination of whether the institution is well capitalized, adequately capitalized or less than adequately capitalized. An institution's supervisory subgroup is based on the FDIC's assessment of the financial condition of the institution and the probability that FDIC intervention or other corrective action will be required. Subgroup A institutions are financially sound institutions with few minor weaknesses; Subgroup B institutions are institutions that demonstrate weaknesses which, if not corrected, could result in significant deterioration; and Subgroup C institutions are institutions for which there is a substantial probability that the FDIC will suffer a loss in connection with the institution unless effective action is taken to correct the areas of weakness. The FDIC assessment rate ranges from zero to 27 cents per $100 of domestic deposits, with Subgroup A institutions assessed at a rate of zero and Subgroup C institutions assessed at a rate of 27 cents. The FDIC may increase or decrease the assessment rate schedule on a semiannual basis. An increase in the rate assessed one or more of Norwest's banking subsidiaries could have a material adverse effect on Norwest's earnings, depending on the amount of the increase. The FDIC is authorized to terminate a depository institution's deposit insurance upon a finding by the FDIC that the institution's financial condition is unsafe or unsound or that the institution has engaged in unsafe or unsound practices or has violated any applicable rule, regulation, order or condition enacted or imposed by the institution's regulatory agency. The termination of deposit insurance with respect to one or more Norwest's subsidiary depository institutions could have a material adverse effect on Norwest's earnings, depending on the collective size of the particular institutions involved.

     Deposits insured by the SAIF held by Norwest's bank subsidiaries as a result of savings association acquisitions by Norwest continue to be assessed at the applicable SAIF insurance premium rate. Current federal law provides that the SAIF assessment rate may not be less than 0.18% from January 1, 1994 through December 31, 1997. After December 31, 1997, the SAIF assessment rate must be a rate determined by the FDIC to be appropriate to increase the SAIF's reserve ratio to 1.25% of insured deposits or such higher percentage as the FDIC determines to be appropriate, but the assessment rate may not be less than 0.15%. In order to mitigate the potential effects of a BIF/SAIF premium disparity, Congress recently proposed legislation that would, among other things, recapitalize the SAIF by imposing a special one-time assessment on SAIF deposits. The proposed legislation also contemplates the consolidation or merger of the BIF and the SAIF into one insurance fund after the SAIF is recapitalized. Management of Norwest's does not anticipate that the impact of the proposed legislation will be material to Norwest's; however, to provide for such a special assessment when and if imposed, Norwest has established a reserve of $23.5 million based on an estimated insurance premium rate of 66 cents per $100 of insured deposits, which reserve has been funded primarily by the refund of BIF insurance premiums.

DEPOSITOR PREFERENCE

     Under the FDIA, claims of holders of domestic deposits and certain claims of administrative expenses and employee compensation against an FDIC-insured depository institution have priority over other general unsecured claims against the institution in the "liquidation or other resolution" of the institution by a receiver.

                             SELLING STOCKHOLDERS

GENERAL

     The following table sets forth certain information with respect to the beneficial ownership of Norwest's Common Stock as of February 28, 1995 (the effective date of Norwest's acquisition of PBI) by each of the Selling Stockholders who may offer shares for sale by this Prospectus (referred to herein individually as a "Selling Stockholder" and collectively as the "Selling Stockholders").

                                           SHARES BENEFICIALLY OWNED
                                             PRIOR TO OFFERING AND
                  NAME /(1)/                 TO BE OFFERED HEREBY
                  ---------                -------------------------

            Patte J. Earley                       43,023
            Dennis E. House                       64,535(2)
            Robert M. Inman                       60,147(3)
            Donald R. Larrick                     21,511
            Michael R. McClurg                    32,267
            Eunice Pickett                        28,653(2)(4)
            Herschel R. Pickett                   86,047(2)(4)
            Robert M. and Elizabeth N.
             Schwyhart Trust                       8,604(5)
            Stephen K. Small                      50,208
            All Selling Stockholders as
             a group (10 persons)                394,995

- ---------------------
(1) The persons named as Selling Stockholders in the above table held all of the outstanding stock of PBI prior to the acquisition. Except as may be otherwise indicated in the footnotes to the above table, the Selling Stockholders have sole voting and investment power with respect to the shares of Norwest Common Stock shown above opposite their respective names.

(2) Mr. House is the brother and brother-in-law of, respectively, Eunice Pickett and Herschel R. Pickett, each of whom is a Selling Stockholder, who are husband and wife. Mr. House disclaims beneficial ownership of any shares of Norwest Common Stock held by either his sister or his brother-in-law.

(3) Includes 14,628 shares held by Mr. Inman in a self-directed individual retirement account for which Charles A. Schwab Incorporated acts as custodian.

(4) Herschel R. Pickett and Eunice Pickett are husband and wife, and respectively, the brother-in-law and the sister of Dennis E. House, who is also a Selling Stockholder. Mr. and Mrs. Pickett each disclaim beneficial ownership of their respective shares of Norwest Common Stock offered hereby and of the shares of Norwest Common Stock held by Mr. House.

(5) The indicated shares are held in trust under a Trust Agreement dated March 2, 1994, pursuant to which Robert M. Schwyhart and Elizabeth N. Schwyhart act as joint trustees with shared voting and investment power.

INVESTMENT AGREEMENT

     In connection with the acquisition of PBI and the Bank by Norwest, the Selling Stockholders entered into an Investment Agreement dated as of February 24, 1995 with Norwest pursuant to which the shares offered and sold by the Selling Stockholders hereby were issued. As used in this Prospectus, the term "Investment Agreement" means such Investment Agreement. Under the terms of the Investment Agreement, the Selling Stockholders jointly and severally agreed that they would not directly or indirectly offer, sell, pledge or transfer or otherwise dispose of (or solicit any offers to buy, purchase, or otherwise acquire or pledge) any of the shares offered hereby, except in compliance with the Investment Agreement or pursuant to a registration statement filed and effective, or an exemption from registration, under the Securities Act of 1933 (the "Securities Act") and rules and regulations promulgated thereunder.

     The Investment Agreement provides, among other things, that any distribution of the shares (defined as a "Transfer" in the Investment Agreement) to the public be made in an "ordinary trading transaction." An "ordinary trading transaction" is defined in the Investment Agreement as a sale of the shares on a nationally-recognized securities exchange using the services of a broker-dealer registered in the state where the transfer is to occur, and without the use of special selling efforts or methods. The Investment Agreement further prohibits a distribution of the shares either to the public or in a transaction exempt from registration under the Securities Act or applicable state securities law by means of an option or other derivative securities transaction, whether or not effected on an option or other securities exchange. The Investment Agreement also contains a number of transfer requirements with respect to the shares applicable for a period of two years after the issuance of the shares. Under these requirements, each Selling Stockholder must provide five business days notice to Norwest of any proposed sale or other transfer of the shares offered by the Selling Stockholders pursuant to this Prospectus. Following receipt of this notice, Norwest must notify the Selling Stockholder proposing to make the transfer of shares either that the transfer may occur or that it must be deferred. Any such transfer will be deferred either in order to permit updating of this Prospectus or because Norwest has provided the Selling Stockholder a certificate stating that it would be detrimental to Norwest and its stockholders for the Selling Stockholder to immediately proceed with the proposed transfer. If Norwest provides such certificate, Norwest may defer any proposed transfer for one or more successive 30 day periods. If a proposed transfer of the shares is to be effected other than by a sale or offer to sell the shares pursuant to this Prospectus as for example, in a transaction not involving a public offering, the notice from the Selling Stockholder must describe the proposed transfer and be accompanied by an opinion of experienced securities counsel acceptable to Norwest with respect to the transfer's compliance with applicable federal and state securities law registration and other requirements. In addition, the Investment Agreement requires the Selling Stockholder to furnish certain documentation to the transfer agent of Norwest's Common Stock as a condition to completing the transfer.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

     FORMER DIRECTORS AND EXECUTIVE OFFICERS. At the time of the acquisition by Norwest in February 1995 of PBI and the Bank (the "Acquisitions"), Selling Stockholders Patte J. Earley, Robert M. Inman, Donald R. Larrick, Michael R. McClurg, Herschel R. Pickett, and Stephen K. Small each served as directors of PBI, and Messrs. Small and Pickett each also served, respectively, as the president and the secretary/treasurer of PBI. In addition, Herschel R. Pickett, Dennis E. House, and Patte J. Earley each served as a director of the Bank, and Messrs. Pickett and House also served as, respectively, the chairman of the Board of Directors and president of the Bank and executive vice president of the Bank. Except as described below with respect to Mr. Pickett, each Selling Stockholder who then served as a director or officer of PBI or the Bank resigned his or her position upon the effectiveness of the Acquisition.

     EMPLOYMENT AGREEMENT WITH SELLING STOCKHOLDER. Prior to the consummation of the Acquisition, Herschel R. Pickett entered into an Employment Agreement with the Bank (now merged into Norwest Bank Colorado, National Association ("Norwest Bank Colorado") dated January 19, 1995, effective February 28, 1995 (the effective date of the Acquisition) (the "Employment Agreement"), and having an initial term of two years (subject to earlier termination under certain circumstances). Under the terms of his Employment Agreement, Mr. Pickett initially served as the President of the Bank having the duties assigned to a managing officer of a Norwest bank. Following the Bank's merger with Norwest Bank Colorado, Mr. Pickett continues to serve as the president and managing officer of the Parker, Colorado branch office of Norwest Bank Colorado, located at the Bank's former main office. The Employment Agreement also includes a non-compete agreement, pursuant to which Mr. Pickett agreed, in exchange for certain severance arrangements, that for a period of two years following termination of the Employment Agreement, he will not directly or indirectly, in the Denver metropolitan area, Colorado, engage in the business of commercial or thrift banking.

     LOAN TRANSACTIONS. Five of the Selling Stockholders, including members of the immediate family, or entities who may be deemed to affiliates, of one of such five Selling Stockholders, engaged in one or more loan transactions, including lines of credit and mortgage loans, with the Bank within the past three years. The name of each such borrower, the approximate principal amount outstanding on, and the type of each such loan, is as follows: Robert M. Inman-- $49,500; Donald R. Larrick--$11,100 and $80,000, representing the remaining aggregate balances on, respectively, four secured equipment loans in original principal amounts ranging from $5,700 to $10,000 and an annual secured line of credit in an original annual principal amount ranging from $10,000 to $80,000, to Peachwood/DRL, a partnership engaged in the purchase and leasing of equipment used in farming operations, of which Mr. Larrick is a partner, which loans and credit lines have been guaranteed by Mr. Larrick; Michael R. McClurg--$58,000, representing an original $80,000 mortgage loan to Mr. McClurg's son and daughter-in-law; and Herschel R. and Eunice Pickett--$148,000, representing a $150,000 mortgage loan, which loan has since been sold in the secondary market.

     In addition, since 1993, Robert M. Inman, Michael R. McClurg, and Stephen
K. Small, who is also a Selling Stockholder named in this Prospectus, or entities that may be deemed to be affiliated with them, each had loans or lines of credit with the Bank in the following amounts: Mr. Inman--$250,000, Mr. McClurg--

$100,000 line of credit and $200,000 reimbursement obligation under a letter of credit, issued to or for the benefit of a corporation of which Mr. McClurg is an executive officer, director, and principal shareholder, which indebtedness was guaranteed by Mr. McClurg; and Mr. Small -- $100,000 mortgage loan and $75,000 line of credit. All of the foregoing loans or extensions of credit by the Bank have been repaid in full.

     Norwest Bank Colorado, as successor to the Bank, believes that all such loans made by the Bank were made in the ordinary course of the Bank's business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features.


                             PLAN OF DISTRIBUTION

     The distribution and sale of the shares is subject to the provisions of the Investment Agreement described above under the heading "SELLING STOCKHOLDERS-- Investment Agreement." Subject to the Selling Stockholders' compliance with the transfer and other provisions of the Investment Agreement described above, the distribution of the shares by the Selling Stockholders may be effected from time to time, in one or more transactions on the New York Stock Exchange or otherwise, in special offerings, exchange distributions or secondary distributions pursuant to and in accordance with the rules of the New York Stock Exchange, in the over-the counter market, in negotiated transactions, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Selling Stockholders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions, or commissions from Selling Stockholders and/or purchasers of shares for whom they may act as agent (which compensation may be in excess of customary commissions). Selling Stockholders and broker-dealers that participate with Selling Stockholders in the distribution of shares may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act of 1933, and any commissions received by them and any profit on the resale of shares may be deemed to be underwriting compensation. See "SELLING STOCKHOLDERS--Investment Agreement."


                          DESCRIPTION OF COMMON STOCK
                              AND CERTAIN RIGHTS

GENERAL

     Norwest is authorized to issue a total of 509,000,000 shares of capital stock, consisting of 500,000,000 shares of Common Stock, 5,000,000 shares of preferred stock without par value ("Preferred Stock") and 4,000,000 shares of preference stock without par value ("Preference Stock"). As of December 31, 1995, Norwest had issued (i) 358,332,153 shares of Common Stock, of which 352,760,457 shares were outstanding and 5,571,696 shares were held as treasury shares, and (ii) 2,119,681 shares of Preferred Stock, consisting of 1,127,125 shares of 10.24% Cumulative Preferred Stock (the "10.24% Preferred Stock"), 980,000 shares of Cumulative Tracking Preferred Stock (the "Tracking Preferred Stock") (of which 25,000 shares are held by a subsidiary of Norwest), 12,984 shares of ESOP Cumulative Convertible Preferred Stock (the "ESOP Preferred Stock") and 24,572 shares of 1995 ESOP Cumulative Convertible Preferred Stock (the "1995 ESOP Preferred Stock"). On January 2, 1996, all of the outstanding shares of 10.24% Cumulative Preferred Stock and related depositary shares were redeemed at the $100 stated value. On February 27, 1996, Norwest issued 59,000 shares of 1996 ESOP Cumulative Convertible Preferred Stock (the "1996 ESOP Preferred Stock"). Norwest had not issued any shares of Preference Stock as of the date of this Prospectus.

     Norwest's Board of Directors has designated 1,250,000 shares of Preferred Stock as Series A Junior Participating Preferred Stock (the "Junior Preferred Shares") and reserved the Junior Preferred Shares for issuance pursuant to a rights agreement dated November 22, 1988 between Norwest and Citibank, N.A., as the rights agent (the "Rights Agreement"). See "--Rights Plan." Norwest had not issued any Junior Preferred Shares as of the date of this Prospectus.

COMMON STOCK

     Each share of Common Stock entitles the holder thereof to one vote on all matters submitted to a vote of stockholders. Holders of Common Stock do not have any cumulative voting rights. For that reason, holders of a majority of the shares of Common Stock entitled to vote in any election of directors of Norwest may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to (i) preferential dividend rights of all then outstanding shares of Preferred Stock and Preference Stock, (ii) certain legal restrictions on the ability of Norwest's banking and savings association subsidiaries to distribute funds to Norwest and (iii) such restrictions as may be imposed on Norwest from time to time pursuant to debt or credit facilities or otherwise. See "CERTAIN REGULATORY CONSIDERATIONS." Holders of Common Stock do not have any preemptive rights to purchase additional securities issued by Norwest or rights to convert their shares of Common Stock into other securities of Norwest. Upon the liquidation, dissolution or winding up of Norwest, subject to the prior rights of all then outstanding shares of Preferred Stock and Preference Stock, holders of Common Stock are entitled to receive ratably the assets of Norwest available after the payment of all debts and other liabilities. All outstanding shares of Common Stock are duly authorized, validly issued and nonassessable. Norwest Bank Minnesota, National Association, a subsidiary of Norwest, is the transfer agent and registrar for shares of Common Stock.

     Each share of Common Stock includes a right to purchase one four-hundredth of a Junior Preferred Share. See "--Rights Plan."

     The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of holders of Preferred Stock or Preference Stock. See "--Preferred Stock; Preference Stock.

PREFERRED STOCK; PREFERENCE STOCK

     The Board of Directors is authorized to issue shares of Preferred Stock and Preference Stock in one or more series and to fix the relative rights, preferences, privileges and restrictions thereof, including dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences, and the designation of any series and the number of shares constituting such series, all without any vote or other action on the part of stockholders; provided, however, that holders of Preference Stock will not be entitled to more than one vote per share. The Board of Directors may issue shares of Preferred Stock and Preference Stock at any time and from time to time without any vote or other action on the part of stockholders. The rights of holders of outstanding Preferred Stock or Preference Stock may limit the rights of holders of Common Stock. To designate a series of Preferred Stock or Preference Stock for issuance, Norwest files a Certificate of Designations with the Delaware Secretary of State which sets forth the rights, preferences, privileges, and restrictions of the series. Norwest generally files a copy of each such certificate as part of an annual, quarterly, or current report filed with the Commission.

     Copies of the Certificates of Designations filed with the Delaware Secretary of State setting forth the rights, preferences, privileges, and restrictions of, respectively, the Tracking Preferred Stock, the ESOP Preferred Stock, the 1995 ESOP Preferred Stock, and the 1996 ESOP Preferred Stock are included as exhibits to the Registration Statement on Form S-3 (the "Registration Statement") of which this Prospectus forms a part, also filed with the Commission by Norwest, by incorporation by reference to copies of each such Certificates of Designation filed as exhibits to the annual, quarterly, or current reports filed with the Commission indicated in the Registration Statement.

     The ability of the Board of Directors to issue shares of Preferred Stock or Preference Stock, although providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of the outstanding voting stock of Norwest. For a discussion of other provisions of Norwest's Restated Certificate of Incorporation or By-Laws that may delay, deter or prevent a tender offer or other takeover attempt, see "--Rights Plan" below.

RIGHTS PLAN

     Norwest has in effect a rights plan (the "Rights Plan") pursuant to which each share of Common Stock now outstanding, and each share of Common Stock to be issued under the Plan, have attached to it one Preferred Stock purchase right (a "Right") entitling the holder thereof to purchase one four-hundredth of a Junior Preferred Share at a price of $175.00, subject to customary antidilution adjustment. The Rights are not separable from, and trade automatically with, the shares of Common Stock to which they are attached. No separate certificates for the Rights will be issued. The Rights are exercisable only upon the occurrence of certain specified events as described below. All rights expire November 23, 1998, unless earlier exercised by the holders thereof or redeemed or extended by Norwest. Until exercised, the Rights in and of themselves do not confer any rights on their holders as stockholders of Norwest, including but not limited to the right to vote or receive dividends. Subject to certain limited exceptions, the Board of Directors may amend or otherwise modify the provisions of the Rights and the Rights Plan without any vote or other action on the part of the holders of the Rights.

     The Rights are exercisable only if a person or group acquires or announces an offer to acquire 25% or more (the "Triggering Percentage") of the outstanding shares of Common Stock. The Board of Directors may, without any vote or other action on the part of stockholders, reduce the Triggering Percentage to no less than 15% at any time prior to the Rights becoming exercisable. The Rights have certain additional rights that will be triggered upon the occurrence of specified events:

          (1) If a person or group acquires at least the Triggering Percentage of Common Stock, the Rights permit the holders thereof, other than such person or group, to acquire shares of Common Stock at 50% of such shares' market value at the time. This feature will not apply, however, if a person or group that owns less than the Triggering Percentage acquires at least 85% of the outstanding shares of Common Stock pursuant to a cash tender offer for 100% of the outstanding shares of Common Stock.

          (2) After a person or group acquires at least the Triggering Percentage of Common Stock but before such person or group acquires 50% of the outstanding shares of Common Stock, the Board of Directors may exchange each Right, other than Rights owned by such acquiror, for one share of Common Stock or one four-hundredth of a Junior Preferred Share.

          (3) In the event of certain business combinations involving Norwest or the sale of 50% or more of the assets or earning power of Norwest, the Rights permit the holders thereof to purchase the stock of the acquiror at 50% of such shares' market value.

     Each Junior Preferred Share will have 400 votes, voting together with shares of Common Stock. Each Junior Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share and will be entitled to an aggregate dividend of 400 times the dividend declared per share of Common Stock. In the event of a merger, consolidation or other transaction in which Common stock is exchanged, each Junior Preferred Share will be entitled to receive 400 times the amount received per share of Common Stock. In the event of liquidation of Norwest, the holders of the Junior Preferred Shares will be entitled to a minimum preferential liquidation payment of $400 per share and will be entitled to an aggregate payment of 400 times the payment made per share of Common Stock. The Junior Preferred Shares will not be redeemable. The rights of the Junior Preferred Shares are protected by customary antidilution provisions.

     The Board of Directors may redeem the Rights in whole, but not in part, at a price of $.0025 per Right (the "Redemption Price") at any time prior to the acquisition by a person or group of at least the Triggering Percentage of the outstanding shares of Common Stock. The Board of Directors may effect the redemption at such time, upon such terms and subject to such conditions as the Board of Directors in its sole discretion may deem necessary or advisable. Immediately upon redemption of the Rights, all rights of the holders thereof (including the right to exercise the Rights) will terminate except for the right to receive the Redemption Price.

     The operation of the Rights Plan may result in immediate substantial dilution to, or otherwise materially adversely affect, any person or group that acquires the Triggering Percentage of Common Stock or otherwise triggers a provision of the Rights Plan. For that reason, the existence of the Rights Plan may have the effect of delaying, deterring or preventing a takeover of Norwest.

     The foregoing discussion of the Rights Plan is qualified in its entirety by reference to the Rights Agreement, a copy of which has been filed with the Commission and is incorporated herein by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

SHARES REGISTERED UNDER THE SECURITIES ACT

     Pursuant to shelf registration statements filed with the Commission prior to December 31, 1995, Norwest has registered under the Securities Act an indeterminate number of securities (the "Shelf Securities"), which Norwest may issue as, among other securities, Norwest Preferred Stock or securities convertible into Common Stock or Preferred Stock. As of March 31, 1996, Norwest had available for issuance Shelf Securities having an aggregate initial public offering price of up to $1.355 billion. On March 15, 1996, Norwest filed a registration statement for an additional $5 billion of Shelf Securities. Approval by the Commission of this shelf registration statement is pending as of the date of this Prospectus. The Board of Directors may issue the Shelf

Securities at any time and from time to time without any vote or other action on the part of stockholders.

     No prediction can be made as to the effect, if any, that future sales of shares of Norwest's capital stock will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of capital stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of Common Stock. Future sales of Norwest's capital stock may result in dilution to existing stockholders.

                                 LEGAL OPINION

     A legal opinion to the effect that the shares of Common Stock offered hereby were validly issued and fully paid and nonassessable has been rendered by Stanley S. Stroup, Executive Vice President and General Counsel of Norwest. At December 31, 1995, Mr. Stroup was the beneficial owner of approximately 108,607 shares and held options to acquire 179,931 additional shares of Norwest's Common Stock.

                                    EXPERTS

     The consolidated financial statements of Norwest and subsidiaries as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, incorporated by reference herein, have been incorporated herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following is an estimate, subject to future contingencies, of the expenses to be incurred by Norwest Corporation ("Norwest") in connection with distribution of the securities being registered:

     Registration Fee                $ 5,056.70
     Legal Fees and Expenses           8,000.00
     Accounting Fees and Expenses      3,500.00
     Blue Sky Fees and Expenses        3,000.00
     Miscellaneous                     1,200.00
                                     ----------
          Total                      $20,756.70

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law authorizes indemnification of directors and officers of a Delaware corporation under certain circumstances against expenses, judgments and the like in connection with an action, suit or proceeding. Article Fourteenth of the Certificate of Incorporation of Norwest Corporation ("Norwest") provides for broad indemnification of directors and officers of Norwest.

ITEM 16.  EXHIBITS

     Parenthetical references to exhibits in the description of Exhibits 3.1, 3.1.1, 3.1.2, 3.1.3, 3.1.4, 3.1.5, 3.1.6, 3.2, 4.1, 4.2, 4.3, and 4.4 are
incorporated by reference from such exhibits to the indicated reports of Norwest filed with the Securities and Exchange Commission under File No. 1-2979.

Exhibits
- --------

3.1 -- Restated Certificate of Incorporation, as amended, of Norwest (incorporated herein by reference to Exhibit 3(b) to Norwest's Current Report on Form 8-K dated June 28, 1993 and Exhibit 3 to Norwest's Current Report on Form 8-K dated July 3, 1995).

3.1.1 -- Certificate of Designation of Powers, Preferences, and Rights of Norwest's ESOP Cumulative Preferred Stock (incorporated herein by reference to Exhibit 4 to Norwest's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994).

3.1.2 -- Certificate of Designation of Powers, Preferences, and Rights of Norwest's Cumulative Tracking Preferred Stock (incorporated by reference to Exhibit 3 to Norwest's Current Report on Form 8-K dated January 9, 1995).

3.1.3 -- Certificate of Designation of Powers, Preferences, and Rights of Norwest's 1995 ESOP Cumulative Preferred Stock (incorporated herein by reference to Exhibit 4 to Norwest's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995).

3.1.4 -- Certificate Eliminating the Certificate of Designations with respect to the Cumulative Convertible Preferred Stock, Series B (incorporated herein by reference to Exhibit 3(a) to Norwest's Current Report on Form 8-K dated November 1, 1995).

3.1.5 -- Certificate Eliminating the Certificate of Designations with respect to the 10.24% Cumulative Preferred Stock (incorporated by reference to Exhibit 3 to the Corporation's Current Report on Form 8-K dated February 20, 1996, as amended pursuant to Form 8-K/A dated February 21, 1996).

3.1.6 -- Certificate of Designations with respect to Norwest's 1996 ESOP Cumulative Convertible Preferred Stock (incorporated by reference to
          Exhibit 3 to the Norwest's Current Report on Form 8-K dated February 26, 1996).

3.2 -- Bylaws of Norwest, as amended (incorporated herein by reference to Exhibit 4(c) to Norwest's Quarterly Report on Form 10-Q for the quarter ended March 31, 1991).

4.1    -- See 3.1 through 3.2 above.

4.2 -- Rights Agreement, dated as of November 22, 1988, between Norwest and Citibank, N.A., (incorporated herein by reference to Exhibit 1 to Norwest's Form 8-A filed on December 6, 1988).

4.3 -- Certificate of Adjustment dated July 21, 1989 to Rights Agreement (incorporated herein by reference to Exhibit 3 to Norwest's Form 8 dated July 21, 1989).

4.4 -- Certificate of Adjustment dated June 28, 1993, to Rights Agreement (incorporated by reference to Exhibit 4 to Norwest's Form 8-A/A dated June 29, 1993).

5      -- Opinion of Stanley S. Stroup, General Counsel to Norwest.

10     -- Investment Agreement dated as of February 24, 1995 among Norwest,
          Patte J. Earley, Dennis E. House, Robert M. Inman, Donald R. Larrick, Lincoln Trust Co., custodian for Richard M. Inman Unincorporated Profit Sharing Plan, Michael R. McClurg, Eunice Pickett, Herschel R. Pickett, Robert M. Schwyhart and Elizabeth N. Schwyhart Trust U/T/A, and Stephen K. Small.

23.1 -- Consent of General Counsel of Norwest (included as part of Exhibit 5 filed herewith).

23.2 -- Consent of KPMG Peat Marwick LLP (relating to financial statements of Norwest).

24     -- Powers of Attorney.

ITEM 17.  UNDERTAKINGS

     (a) The undersigned Norwest hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to (i) include any prospectus required by section 10(a)(3) of the Securities Act of 1933, (ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, and (iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Norwest pursuant to Section 13 or 15(d) or the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (b) The undersigned Norwest hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned Norwest hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (d) The undersigned Norwest hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Norwest pursuant to the foregoing provisions, or otherwise, Norwest has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Norwest of expenses incurred or paid by a director, officer or controlling person of Norwest in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, on the 5th day of April, 1996.

                                  NORWEST CORPORATION

                            By    /s/ Richard M. Kovacevich
                                  --------------------------
                                      Richard M. Kovacevich
                                      President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on the 5th day of April, 1996, by the following persons in the capacities indicated:

 /s/  Richard M. Kovacevich    President and Chief Executive Officer
 --------------------------
      Richard M. Kovacevich       (Principal Executive Officer)*

 /s/  John T. Thornton         Executive Vice President and Chief
 ------------------------
      John T. Thornton                  Financial Officer
                                  (Principal Financial Officer)

 /s/  Michael A. Graf          Senior Vice President and Controller
 -----------------------
      Michael A. Graf              (Principal Accounting Officer)

DAVID A. CHRISTENSEN         )
GERALD J. FORD               )
PIERSON M. GRIEVE            )
CHARLES M. HARPER            )
WILLIAM A. HODDER            )
LLOYD P. JOHNSON             )
REATHA CLARK KING            )
RICHARD M. KOVACEVICH        )       A majority of the Board of Directors*
RICHARD S. LEVITT            )
CYNTHIA H. MILLIGAN          )
IAN M. ROLLAND               )
MICHAEL W. WRIGHT            )

*Richard M. Kovacevich, by signing his name hereto, does hereby sign this document on behalf of each of the directors named above pursuant to powers of attorney duly executed by such other persons.

                                                  /s/  Richard M. Kovacevich
                                               ------------------------------
                                                       Richard M. Kovacevich
                                                       Attorney-in-Fact

                               INDEX TO EXHIBITS


EXHIBIT                                                                                        FORM OF
NUMBER                           DESCRIPTION*                                                   FILING
- ------                           ------------                                                  --------
3.1    -- Restated Certificate of Incorporation, as amended, of Norwest
          (incorporated herein by reference to Exhibit 3(b) to Norwest's
          Current Report on Form 8-K dated June 28, 1993).

3.1.1 -- Certificate of Designations of Powers, Preferences, and Rights relating to the ESOP Cumulative Preferred Stock (incorporated herein by reference to Exhibit 4 to Norwest's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994).

3.1.2 -- Certificate of Designations of Powers, Preferences, and Rights of the Cumulative Tracking Preferred Stock (incorporated by reference to Exhibit 3 to Norwest's Current Report on Form 8-K dated January
          9, 1995).

3.1.3 -- Certificate of Designation of Powers, Preferences, and Rights of the 1995 ESOP Cumulative Preferred Stock (incorporated herein by reference to Exhibit 4 to Norwest's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995).

3.1.4 -- Certificate Eliminating the Certificate of Designations with respect to Norwest's Cumulative Convertible Preferred Stock, Series
          B (incorporated herein by reference to Exhibit 3(a) to Norwest's
          Current Report on Form 8-K dated November 1, 1995).

3.1.5 -- Certificate Eliminating the Certificate of Designations with respect to the 10.24% Cumulative Preferred Stock (incorporated by reference to Exhibit 3 to the Corporation's Current Report on Form
          8-K dated February 20, 1996).

3.1.6  -- Certificate of Designations of Powers, Preferences, and Rights of
          Norwest's 1996 ESOP Cumulative Convertible Preferred Stock
          (incorporated by reference to Exhibit 3 to the Norwest's Current
          Report on Form 8-K dated February 26, 1996).

3.2 -- Bylaws of Norwest, as amended (incorporated herein by reference to Exhibit 4(c) to Norwest's Quarterly Report on Form 10-Q for the quarter ended March 31, 1991).



EXHIBIT                                                                                        FORM OF
NUMBER                           DESCRIPTION*                                                   FILING
- ------                           ------------                                                  --------
4.1    -- See 3.1 through 3.2 of Item 16 above.

4.2    -- Rights Agreement, dated as of November 22, 1988, between Norwest and
          Citibank, N.A., (incorporated herein by reference to Exhibit 1 to Norwest's
          Form 8-A filed on December 6, 1988).

4.3    -- Certificate of Adjustment dated July 21, 1989 to Rights Agreement (incorporated herein by reference to Exhibit 3 to Norwest's Form 8 dated July 21, 1989).

4.4    -- Certificate of Adjustment dated June 28, 1993, to Rights Agreement (incorporated by reference to Exhibit 4 to Norwest's Form 8-A/A dated June 29, 1993).

5      -- Opinion of Stanley S. Stroup, General Counsel to                                     Electronic
          Norwest.                                                                            Transmission

10     -- Investment Agreement dated as of February 24, 1995                                   Electronic
          among Norwest, Patte J. Earley, Dennis E. House,                                    Transmission
          Robert M. Inman, Donald R. Larrick, Lincoln Trust Co., custodian for
          Richard M. Inman Unincorporated Profit Sharing Plan, Michael R.
          McClurg, Eunice Pickett, Herschel R. Pickett, Robert M. Schwyhart
          and Elizabeth M. Schwyhart Trust U/T/A, and Stephen K. Small.

23.1   -- Consent of General Counsel of Norwest (included as                                   Electronic
          part of Exhibit 5 filed herewith).                                                  Transmission

23.2   -- Consent of KPMG Peat Marwick LLP (relating to                                        Electronic
          financial statements of Norwest).                                                   Transmission

24     -- Powers of Attorney.                                                                  Electronic
                                                                                              Transmission

_________________________
*Parenthetical references to exhibits in the description of Exhibits 3.1, 3.1.1, 3.1.2, 3.1.3, 3.1.4, 3.1.5, 3.1.6, 3.2, 4.1, 4.2, 4.3, and 4.4 are incorporated by reference from such exhibits to the indicated reports of Norwest filed with the Securities and Exchange Commission under File No. 1-2979.